SouthWest Water Subsidiary Expands Program to Support Economic Opportunities for Diverse Business Enterprises

LOS ANGELES, CA, March 11, 2010—SouthWest Water Company (NASDAQ: SWWC) announced today that its subsidiary, Suburban Water Systems, is furthering its supplier diversity program commitment.

Suburban’s enhancements are due, in part, to its desire to meet voluntary water industry standards. To further its commitment, Suburban Water Systems recently appointed a Utility Supplier Diversity Program Manager, Stephanie Swenseid. In this role, Swenseid will develop, implement and manage the supplier diversity initiative to meet goals and objectives set by the company and the California Public Utilities Commission (CPUC).

According to the Managing Director, Michael Quinn, Suburban is extremely committed to promoting business opportunities for certified minority, woman, and disabled veteran business enterprises (MWDVBE). “We recognize the impact that diversity makes in communities we serve, and we’re committed to it,” said Quinn.

The supplier diversity program fosters a diverse supplier base and ensures that the company receives high quality products and services at an economical price.

“This initiative is directly in line with our core mission and values around community citizenship,” said Quinn. “As a company we recognize that our supplier base should better represent the demographics of our community base”.

A comprehensive supplier diversity initiative enables Suburban to advocate, coordinate and set forth a level playing field for every qualified firm that seeks to do business with the company. A diverse supplier base adds value, creates jobs and affords partnerships with cost-efficient and flexible vendors.

“Strengthening Suburban’s supplier base is a collaborative process that will help to achieve ultimate success,” said Swenseid. “Encouraging and affording opportunities to a diverse supplier base that offers us high quality products and services at an economical price is vital to the company and to the communities we serve.”

Stephanie Swenseid has over fourteen years of procurement experience, including developing, implementing and managing supplier diversity initiatives. During her career, Swenseid has held several diversity related positions including Corporate Director of Supplier Diversity at the Fortune 300 firm, The First American Corporation.

About Suburban Water Systems

Suburban Water Systems serves high-quality water and promotes efficient water use to approximately 300,000 people in or near Covina, West Covina, La Puente, Glendora, Hacienda Heights, Whittier, La Mirada, Buena Park, La Habra, Walnut, and other adjacent unincorporated areas in Los Angeles and Orange Counties, California.

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About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution, wastewater collection and treatment, customer service and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company's Web site: http://www.swwc.com.

For Further Information:

CONTACT:

Daylyn Presley

Utility Communications

213.929.1828

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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